SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2008

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

 Item 2.02.  Results of Operations and Financial Condition.

On November 13, 2008, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing its annual dividend for 2008 and its financial results for the third quarter ended September 30, 2008.  A copy of the earnings release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.  The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: November 13, 2008	By:/s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES A 6% DIVIDEND INCREASE
 AND THIRD QUARTER 2008 RESULTS OF OPERATIONS

Houston (November 13, 2008) -- Adams Resources & Energy, Inc., (AMEX-AE), announced today its annual cash dividend in the amount of $.50 per common share, payable on December 16, 2008 to shareholders of record as of December 2, 2008.  The amount of the dividend is increased by 6 percent over last year.  Chairman K. S. “Bud” Adams, Jr., said the Company’s strong liquidity and future outlook led to the dividend increase.  The Company has been in a position to increase its annual dividend in each of the past six years.

The Company also announced a third quarter 2008 unaudited net loss of $6,276,000 or $1.49 per common share.  Revenues for the quarter totaled $1,288,322,000.  Current results compare to unaudited third quarter 2007 net earnings of $2,855,000 or $.68 per common share. For the nine months ended September 30, 2008 net earnings were $760,000 or $.18 per share on revenues totaling $3,534,662,000. Net cash provided by operating activities was $28,799,000 for the nine-month period ended September 30, 2008.

   Chairman K. S. “Bud” Adams, Jr. attributed the third quarter 2008 earnings decline to the falling commodity price for crude oil.  During the third quarter of 2008 the Company recognized an $11.6 million pre-tax inventory liquidation and valuation loss on the market value of crude oil quantities held in inventory.  The inventory related loss for the quarter reflected a non-cash charge to earnings and did not impact net cash provided by operating activities.  Mr. Adams added that the diversified nature of the Company’s lines of business and its avoidance of bank debt provide a degree of stability during uncertain periods.

   A summary of operating results is as follows:

	Third Quarter
	2008	2007

Operating Earnings (Loss)
Marketing	$(10,179,000)	$5,095,000
Transportation	1,615,000	1,536,000
Oil and gas	558,000	(511,000)
Administrative expenses	(2,038,000)	(2,307,000)
	(10,044,000)	3,813,000
Interest income, net	217,000	431,000
Income tax benefit (provision)	3,551,000	(1,389,000)

Net earnings (loss)	$(6,276,000)	$2,855,000
……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility (q) demand for chemical based trucking operations and (r) successful completion of drilling activity.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September		September
	2008	2007	2008	2007

Revenues	$3,534,662	$1,756,409	$1,288,322	$700,295

Costs, expenses and other	(3,533,829)	(1,732,983)	(1,298,149)	(696,051)
Income tax benefit (provision)	(73)	(8,373)	3,551	(1,389)

Net earnings (loss)	$760	$15,053	$(6,276)	$2,855

Earnings per share
Basic and diluted net earnings
(loss) per common share	$.18	$3.57	$(1.49)	$.68

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2008	2007

ASSETS
Cash	$39,045	$23,697
Other current assets	263,450	288,196
Total current assets	302,495	311,893

Net property & equipment	40,878	39,698
Other assets	4,083	5,484
	$347,456	$357,075

LIABILITIES AND EQUITY
Total current liabilities	$253,496	$261,321
Deferred taxes and other	3,758	6,312
Shareholders’ equity	90,202	89,442
	$347,456	$357,075